Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of ___, 2007 by and between Raymond Romano with his residence at __________ (“Employee”) and Affinity Media International Corp. (the “Company”).

WHEREAS, Employee has heretofore served as an executive officer of Hotels at Home, Inc., a privately held Delaware company (“Hotels”);

WHEREAS, the Company is acquiring Hotels pursuant to that certain Agreement and Plan of Merger between the Company, Affinity Acquisition Subsidiary Corp. and Hotels dated as of July 24, 2007 (the “Merger Agreement”) which will result, in among other things, Hotels becoming a wholly-owned subsidiary of the Company (the “Acquisition”);

WHEREAS, it is a condition to the Merger Agreement that Employee agree to be retained as an executive officer of Hotels and the Company upon consummation of the Acquisition; and

WHEREAS, the Company and Employee are willing to enter into this employment relationship on the terms, conditions and covenants set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and other good and valuable consideration, receipt of which Employee and the Company hereby acknowledge, Employee and the Company agree as follows:

1. Scope of Employment

(a) Position. Employee shall serve in the position of Chief Financial Officer of Hotels and Chief Financial Officer of the Company. Employee agrees to perform the job duties and to carry out the responsibilities of his position, and in that capacity Employee shall have such authority and responsibilities as are consistent with such position and which may be set forth in this Agreement, in the Bylaws of Hotels the Company or assigned by the Board of Directors of the Company (“Board of Directors”) from time to time (the “Services”). At the request and in the discretion of the Company, Employee shall serve as an officer or director of any subsidiary or affiliate of the Company, and shall perform services for any such subsidiary or affiliate as are appropriate to and consistent with the Services being performed by Employee for the Company/Hotels. Employee shall report to the Board of Directors of Hotel and the Company.

(b) Employee’s Effort. Employee shall devote substantially all of Employee's regular business time, energy and skill (except for vacation, holidays, other permitted time off, or as otherwise approved by the Board of Directors) to performing her obligations hereunder, and shall perform her obligations hereunder diligently, faithfully and to the best of Employee's abilities and to the business and interests of the Company, Hotels and its affiliates. Notwithstanding the foregoing, the Company acknowledges that Employee owns and operates certain other business, including Essential Amenities Inc., that have previously been disclosed to the Company and the Company acknowledges that Employee’s participation in the ownership or operation of those businesses shall not violate the terms of this Agreement or Employee’s obligations hereunder to the extent that they do not materially interfere with the performance of services under this Agreement.

(c) Place of Performance. During the Term ( as defined in Section 3 below) of his/her employment hereunder, Employee shall be based at the offices of the Company in New Jersey except for reasonably required travel on business of the Company.

(d) Compliance with Company Policies. Subject to the terms of this Agreement, during the Term, Employee shall comply in all material respects with all policies and procedures applicable to similarly situated employees of the Company and its affiliated entities generally and to Employee specifically.

2. Base Salary; Bonus; Benefits.

(a) Base Salary. Employee shall be paid a base salary (the "Base Salary") during the term at the rate of One Hundred Seventy Five Thousand Dollars ($175,000.00). Employee's base salary for year two and any subsequent terms shall be determined by a Compensation Committee designated by the Board of Directors of the Company. Employee's salary may increase, but it shall not decrease during the Term. The Base Salary and all other payments made pursuant to Section 2 shall be (a) payable according to the customary payroll practices of the Company or pursuant to such other schedule that the Company may implement from time to time for such payments, and (b) subject to any withholdings and deductions required by applicable law.

(b) Expense Reimbursement. The Company shall pay or reimburse Employee for all reasonable business expenses incurred or paid by Employee in the course of performing his duties hereunder and in accordance with Company policy. As a condition to such payment or reimbursement, however, Employee shall provide to the Company, upon the Company's request, reasonable documentation and receipts for such expenses. Employee shall also be entitled to reimbursement for reasonable expenditures and fees related to parking, association fees, membership dues in trade groups, subscriptions for industry related publications and any conference fees and charges.

(c) Annual Bonus. Employee shall be entitled to receive bonus awards in such form and amounts as may be determined by the Compensation Committee designated by the Board of Directors (or the full Board of Directors) at its sole discretion. Employee shall be eligible to receive an annual performance bonus of up to 100% of the Base Salary for each year of the term of this Agreeement. The Compensation Committee (or the full Board of Directors of the Company) shall establish standards related to the revenue and income and other performance related standards for the determination of bonuses no later than March 31 of the calendar year for which a bonus may be awarded and the bonus shall be payable on or before April 15th of the following calendar year on which the bonus standards are based.

(d) Discretionary Bonus. In addition to the foregoing, Employee shall be eligible for and may receive discretionary bonuses, the grant and amount of which shall be determined by the Board of Directors of the Company (or a Compensation Committee thereof) in its sole discretion.

(e)  Stock Option and Stock Award Programs. Employee shall be eligible to participate in any incentive stock option or stock award plans, as may be established by the Company from time to time. Any awards under such plans shall be at the discretion of the Compensation Committee designated by the Board of Directors (or the full Board of Directors) and in compliance with the terms of such plans, including, without limitation, the form of Affinity 2007 Stock Incentive Plan as described in the Company’s Proxy Statement for its special meeting of stockholders held on _____, 2007.

(f) Other Compensation and Benefits. Employee shall receive such additional compensation or other benefits as are provided to Company senior executives including, without limitation the following:

i. during the Term, Employee shall be entitled to participate in such of the Company's retirement, supplemental retirement, life, health, disability and other insurance programs, as well as other employee benefit programs, which are generally available to other similarly situated employees of the Company, subject to the Company's policies with respect to all such benefits or insurance programs or plans. The Company shall not, by virtue of this provision, be under any obligation to Employee to continue to maintain any particular plan or program or any particular benefit level under any plan or program.

ii. Employee shall be entitled to 4 weeks of paid vacation per calender year during the Term, to be taken from time to time. Unused vacation shall be carried over from one year to the next or Employee may elect to receive cash in lieu of any unused vacation time.

iii.  Employee shall be entitled to a vehicle allowance of $1,000 per month.

(g) Warrants. The Company shall issue to Employee 300,000 warrants to purchase a like number of shares of common stock of the Company with any exercise price of $6.26. The warrants shall have a five (5) year term and shall provide for cashless exercise. 150,000 warrants shall be exercisable upon the one year anniversary of the date hereof and 150,000 shall be exercisable upon the two year anniversary of the date hereof.

3. Term; Termination. This Agreement shall be effective on the date hereof (“Effective Date”) and terminate on the second anniversary hereof (the “Initial Term”), subject to automatic consecutive one-year extension(s) (each a “Renewal Term”) unless either the Company or Employee provides written notice of termination to the other not later than ninety (90) days prior to the scheduled expiration of the Term as then in effect. The Initial Term and any Renewal Terms shall be referred to collectively as the “Term”.

(a) Termination Upon Death or Disability. This Agreement shall automatically terminate upon the death or Incapacity of Employee and, thereafter all of her or his rights hereunder, including the rights to receive compensation and benefits, except as otherwise required by law or set forth herein, shall terminate. As used herein, the term “Incapacity” means a serious mental or physical condition, whereby Employee is unable to or has been prevented from substantially performing the duties of his or her position for a period of either (i) 120 continuous days during any 12 month period during Employee’s term of employment, or (ii) 180 days during any 12 month period during Employee’s term of employment, regardless of whether they are continuous. Upon termination for death or Incapacity, the Company shall pay to Employee (or his/her estate) (i) the Base Salary and any other compensation earned up to the date of termination, including any pro-rata bonus, as well as any unreimbursed expenses and accrued but unused vacation days; and (ii) the Base Salary at the annualized rate in effect on the date of termination for a period of 12 months in the event of termination because of Employee’s death or Incapacity.

(b) Termination Without Cause or Without Good Reason. The Company may terminate this Agreement without Cause and Employee may terminate without Good Reason, in each case upon thirty (30) days prior written notice to the other party. In case of termination by Employee without Good Reason, the Company shall have no further obligations after the termination date other than the payment to Employee of the Base Salary accrued and unpaid through the termination date and payment of any unreimbursed expenses and any accrued but unused vacation days. In case of termination by the Company without Cause or in the case of Non-Renewal of this Agreement by the Company, the Company shall pay Employee the Base Salary and any other compensation earned up to the date of termination, including any pro-rata bonus, as well as any unreimbursed expenses and accrued but unused vacation days, and (ii) the Base Salary and anticipated bonuses and the continuation of Company-sponsored medical and health benefits previously made available to Employee to the greatest extent permitted by law for the greater of the remaining Term of this Agreement or the 18-month period immediately following the termination date (the “Salary Continuation Period”). Any payments due hereunder shall be made in accordance with the regularly scheduled payment of salary and bonus in effect prior to such termination.

(c) Termination for Cause. As used herein for “Cause” shall mean any one or more of the following as determined in good faith by Board of Directors of the Company:

(1) an act of fraud, embezzlement or theft by Employee in connection with his or her duties or in the course of employment with the Company or its affiliated entities;

(2) Employee’s material breach of any material provision of this Agreement, provided that in those instances in which Employee’s material breach is capable of being cured, Employee has failed to cure within a 30 day period after receiving from the Board of Directors written notice of the breach providing reasonable detail as to the specifics of such breach and the manner in which such breach can be cured;

(3) Employee’s material act or omission, which is (x) willful or grossly negligent, (y) contrary to established policies or practices of the Company and its affiliated entities, and (z) materially harmful to the business or reputation of the Company or its affiliated entities, or to the business of the customers or suppliers of the Company or Hotels as such relate to the Company or Hotels;

(4) Employee’s plea of nolo contendere to, or conviction for, a felony involving moral turpitude; or

(5) Employee’s material breach of any policy established by the Board of Directors related to trading of the Company’s securities, any violation of federal or state insider trading laws or regulations or employee’s refusal or failure to cooperate with an inquiry or investigation of the Board of Directors, any special committee or a governmental agency, after receiving written instructrion from the Board of Direcotrs of the Company to cooperate.

The Company may immediately terminate this Agreement for Cause upon written notice to Employee. In the event of a termination by the Company for Cause, the Company will pay Employee the Base Salary accrued and unpaid through the termination date and payment of any unreimbursed expenses and any accrued but unused vacation days. Any unvested stock awards or options shall be forfeited. After payment of the foregoing, the Company sall have no further responsibility for other payments to Employee. In the event of a Termination under clause (c) (1) above, the Company shall not be required to indemnify Employee for any costs or expenses associated with such offense and may seek, at its option, to collect all costs, expenses and damages from Employee.

(d) Termination for Good Reason. Upon 30 days written notice to the Company, Employee may immediately terminate her or his employment under this Agreement for “Good Reason” as defined below. The Company shall have the right to cure any Good Reason which is capable of cure within such 30 day period. In case of termination hereof by the Employee for Good Reason, the Company shall pay Employee (i) the Base Salary and any other compensation, including bonuses, earned up to the date of termination, including any pro-rata bonus, as well as any unreimbursed expenses and accrued but unused vacation days and (ii) for the greater of the remaining Term of this Agreement or the 18-month period immediately following the termination date, (A) Employee’s Base Salary and anticipated bonuses and the continuation of Company-sponsored medical and health benefits previously made available to Employee to the greatest extent permitted by law for the greater of the remaining Term of this Agreement for the Salary Continuation Period (B) the continuation of Company-sponsored medical and health benefits previously made available to Employee to the greatest extent permitted by law for the Salary Continuation Period.

For purposes of this Agreement, the term “Good Reason” means, in each case without the consent or agreement of Employee but shall not include any termination for Cuase by the Company:

(1) any reduction by the Company in Employee’s Base Salary or adverse change in the manner of computing Employee’s bonus, as in effect from time to time, on an annual basis;

(2) the failure by the Company to renew Employee’s employment agreement or to pay or provide to Employee any amounts of Base Salary or bonus or any benefits which are due, owing and payable to Employee pursuant to the terms of this Agreement;

(3) except on a temporary basis as a result of Incapacity as described above, a material adverse change in Employee’s responsibilities, position, reporting relationships, authority or duties;

(4) the relocation of the office in which Employee primarily conducts business to a location more than 10 miles from the office in which Employee primarily conducts business at the date of the commencement of each Term of this Employment Agreement, unless such relocation is recommended or approved by Employee;

(5) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company; or

(6) the failure by the Company to continue to provide Employee with benefits substantially similar in the aggregate to the Company’s life insurance, medical, dental, health, accident or disability plans in which the Employee is participating at the date of the commencement of this Employment Agreement.

(e) Termination Upon a Change of Control. In the event that during the period beginning 3 months before the occurrence of a “Change in Control” and ending 1 year after a Change in Control Employee’s employment is terminated: (i) by Employee for Good Reason, (ii) by the Company (or its successor or acquirer) without Cause, or (iii) by expiration of this Agreement due to Employee refusing to renew this Agreement for Good Reason, the Company shall pay Employee (i) the Base Salary and any other compensation earned up to the date of termination, including any pro-rata bonus, as well as any unreimbursed expenses and accrued but unused vacation days and (ii) for the Salary Continuation Period, the Base Salary and the continuation of Company-sponsored medical and health benefits previously made available to Employee, but only to the extent permitted by such policies or plans, or as otherwise required by law. In addition to the benefits provided for above, any and all of the Employee’s outstanding options granted pursuant to the equity award plan as well as any other equity award to Employee shall become immediately vested and exercisable, and any provision of such options which provides for termination of the option upon, or within a stated time after termination of employment, shall become void and such option shall become a nonqualified stock option for tax purposes (to the extent it was not already a nonqualified option). All of these options shall remain exercisable for a period of 1 year from the termination date, and shall be exercisable on a cashless basis for a period of 90 days following the effective termination date (or the effective date of any Change of Control event if Employee’s employment was terminated at any time during the three month period prior to the Change of Control).

For purposes of this Agreement, the term “Change of Control” means the occurrence of any one or more of the following events (except as otherwise consented or agreed to by Employee prior to such event):

(i) any Person as that term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, directly or indirectly, of securities of the Company, representing more than 40% of the combined voting power of the Company’s then outstanding securities;

(ii) during any period of 24 consecutive months beginning on or after the Effective Date, individuals who at the beginning of the period constituted the Board of Directors cease for any reason (other than death, disability or voluntary retirement) to constitute a majority of the Board of Directors. For this purpose, any new director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office, and who either were directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a director at the beginning of any 24 month period under consideration; or

(iii) the shareholders of the Company approve: (A) a plan of complete liquidation or dissolution of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (C) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

4. Confidentiality.

(a) Employee shall keep confidential, except as the Company may otherwise consent in writing, and not disclose or make any use of except for the benefit of the Company, at any time during the term of this Agreement and for a period of two (2) years thereafter, any trade secrets, knowledge, data or other confidential, secret or proprietary information of the Company relating to employees, suppliers, inventions, products, processes, knowledge, know how, technical or other data, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, and product pricing strategies, financial condition or other subject matter pertaining to any business of the Company and itd its affiliated entities, or any of its clients, customers, consultants, licensees, subsidiairies or affiliates which Employee may produce, obtain or otherwise learn of during the course of Employee’s performance of services and after its termination (collectively “Confidential Information”), provided that the term “Confidential Information” shall not include information, technical data or know-how that is or becomes part of the public domain not as a result of any inaction or action of Employee. Employee shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties without the specific direction or consent of a duly authorized representative of the Company. The terms of this paragraph shall survive termination of this Agreement.

(b) Return of Confidential Material. Upon the completion or other termination of Employee’s services for the Company, Employee shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, notes and books and data of any nature (electronic or otherwise) describing, including or pertaining to any Confidential Information, and Employee will not take with him or her any description containing or pertaining to any Confidential Information which Employee may produce or obtain during the course of his or her services. The terms of this paragraph shall survive termination of this Agreement.

5.  Intellectual Property

(a) During the term of this Agreement and thereafter, Employee will execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all such documents, including applications for patents and copyrights and assignments of inventions, patents and copyrights to be issued therefore, as the Company may reasonably determine necessary or desirable to apply for and obtain letters, patents, and copyrights on inventions in any and all countries and/or to protect the interest of the Company or its nominee in inventions, patents and copyrights and to vest title thereto in the Company or its nominee. The terms of this paragraph shall survive termination of this Agreement.

(b) Maintenance of Records. Employee will keep and maintain adequate and current written records of all inventions and other intellectual property made or conceived by Employee (in the form of notes, sketches, drawings and as may be specified by the Company) related to the Company’s business, and shall deliver such records promptly to the Company at the Company’s request, whether made solely by Employee or jointly with others, which records shall be available to and remain the sole property of the Company at all times.

6. Competition. Employee shall agree that, during the employment term and if applicable, the Salary Continuation Period, Employee will not (i) directly or indirectly, own, manage, operate, control or otherwise be connected with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business which competes with the business conducted by Hotels in each and every area where such business is being conducted during the employment term, other than owning less than 5% of a publicly traded company, or (ii) enter into, effect or accept, directly or indirectly, for or on behalf of herself, himself or any other person, any business relating to the services of the type provided by, or orders for business or services of the type provided by, Hotels or any of its subsidiaries, affiliates or divisions from any person, company, firm or other entity who is, or has at any time within one year prior to the date of such action been, a customer or supplier (or a prospective customer or supplier) of Hotels or any of its subsidiaries, affiliates or divisions. Employee shall also agree that, for a period of 24 months from the date of termination of Employee’s employment for whatsoever reason, Employee will not, either personally or by her or his agent or by letters, circulars or advertisements, and whether for herself, himself or on behalf of any other person, (i) seek to persuade any employee of the Company or any of its subsidiaries or divisions to discontinue his or her status or employment therewith or to become employed in a business or activities likely to be competitive with the business of the Company, or (ii) solicit or employ any such person at any time within 24 months following the date of cessation of employment of such person with the Company or any of its subsidiaries or divisions in each and every area where the Company conducts its business, provided that the foregoing shall not apply to any communications with or the solicitation of the spouse of any executive. Furthermore, the Company acknowledges that nothing herein shall preclude Employee from placing a general solicitation in a periodical of general solicitation. Notwithstanding any of the foregoing, the Company acknowledges that it is aware of Employee’s ownership and operation of certain other businsses, inclusing Essential Amenities Inc., and the Company agrees that Employee’s ownership and operation of these businesses shall not constitute a violation of this provision.

7. Other Obligations. Employee acknowledges that all of Employee’s obligations under this Agreement (but not including the restrictive covenants contained herein) shall be subject to any applicable agreements with, and policies issued by the Company to which Employee and all other similarly-situated employees are subject.

8. Trade Secrets of Others. Employee represents that his or her performance of all the terms of this Agreement as employee to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust, and Employee will not, except in compliance with the performance of his/her duties, disclose to the Company, or allow the Company to use, any confidential or proprietary information or material belonging to any other person or entity. Employee will not enter into any agreement, either written or oral, which is in conflict with this Agreement.

9. Injunctive Relief. Employee acknowledges that any breach or attempted breach by Employee of Sections 5 and 7 of this Agreement shall cause the Company irreparable harm for which any adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to obtain injunctive relief, without the necessity of posting a bond or other surety, restraining such breach or threatened breach.

10. Reasonable Terms. Employee acknowledges and agrees that the restrictive covenants contained in this Agreement have been reviewed by Employee with the benefit of counsel and that such covenants are reasonable in all of the circumstances for the protection of the legitimate interests of the Company and its affiliated entities.

11. Modification. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by Employee and by the Company. Any subsequent change or changes in Employee’s relationship with the Company or Employee’s compensation shall not affect the validity or scope of this Agreement.

12. Entire Agreement. Employee acknowledges receipt of this Agreement, and agrees that with respect to the subject matter thereof, it is Employee’s entire agreement with the Company, superseding any previous oral or written communications, representations, understandings with the Company or any office or representative thereof. Each party to the Agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of the Agreement.

13. Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fail on account thereof. It is further agreed that if any one or more of such paragraphs or provisions shall be judged to be void as going beyond what is reasonable in all of the circumstances for the protection of the interests of the Company, but would be valid if part of the wording thereof were deleted or the period thereof reduced or the range of activities covered thereby reduced in scope, the said reduction shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other paragraph or provisions contained in this Agreement.

14. Successors and Assigns. This Agreement shall be binding upon Employee’s heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.

15. Governing Law. This Agreement shall be governed by the laws of the State of Delaware except for any conflicts of law rules thereof that might direct the application of the substantive law of another state.

16. Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission, and each such counterpart shall be deemed an original and all of which shall together constitute one agreement.

17. No Waiver. No waiver by one party to this Agreement of any breach of this Agreement by the other party shall constitute a waiver of any subsequent breach. All waivers shall be in writing and signed by the party to be charged therewith.

18. Notice. Any notice hereby required or permitted to be given shall be sufficiently given if in writing and upon mailing by registered or certified mail, postage prepaid, to either party at the address of such party or such othis address as shall have been designated by written notice by such party to the other party.

19. Taxes. The Company may withhold from any payments made under this Agreement (including severance payments) all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.  Employee acknowledges and represents that the Company has not provided any tax advice to him or her in connection with this Agreement and that he or she has been advised by the Company to seek tax advice from his or her own tax advisors regarding this Agreement and payments that may be made to him or her pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

20. Section 409A Safe Harbor. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company commence payment or distribution to the Employee of any amount that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, earlier than the earliest permissible date under Section 409A of the Code that such amount could be paid or distributed without additional taxes or interest being imposed upon the Employee under Section 409A of the Code. If any payments or distributions are delayed pursuant to the immediately preceding sentence, the Company will accrue such amounts without interest during such period as the payment or distribution may be required to be deferred under Section 409A of the Code (which is anticipated to be a six-month period following Employee’s separation from service within the meaning of Section 409A of the Code) and will become payable in a lump sum payment on the first business day that such amount could be paid or distributed without additional taxes or interest being imposed upon the Employee under Section 409A of the Code. The Company and the Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code or as otherwise needed to ensure that this Agreement complies with Section 409A.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first forth above.

AFFINITY MEDIA INTERNATIONAL CORP.

By:
Name:
Title:

EMPLOYEE

[Signature Page to Employment Agreement]